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                                                         Exhibit 99.22.(d)(viii)

                    Addendum to Management Agreement between
                          Lord Abbett Series Fund, Inc.
                                       and
                             Lord, Abbett & Co. LLC
                    DATED: JANUARY 1, 2006 (THE "AGREEMENT")


     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Series Fund, Inc., on behalf of its Bond-Debenture Portfolio (the "Fund"), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.50 of 1% of the first $1 billion of the Fund's average daily net assets; and 0.45 of 1% of such assets in excess of $1 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                                      LORD, ABBETT & CO. LLC


                                      BY:    /s/ Lawrence H. Kaplan
                                            -----------------------------
                                            Lawrence H. Kaplan
                                            Member and General Counsel


                                      LORD ABBETT SERIES FUND, INC.


                                      BY:    /s/Christina T. Simmons
                                            --------------------------------
                                            Christina T. Simmons
                                            Vice President & Assistant Secretary